Exhibit 10.1

November 19, 2018

Martin Kunz

Re: EMPLOYMENT AGREEMENT

Dear Martin:

On behalf of Twist Bioscience Corporation, a Delaware corporation (the “Company”), I am pleased to offer you employment with the Company on the terms and conditions set forth in this employment agreement (the “Agreement”), with your employment commencing on or about December 3, 2018 (the actual date you commence employment with the Company, the “Start Date”):

1.    Duties and Scope of Employment.

(a)    Position. For the term of your employment under this Agreement (your “Employment”), the Company agrees to employ you in the position of SVP, Operation. You shall report to the Company’s Chief Operating Officer (“COO”). You shall perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company’s COO.

(b)    Obligations to the Company. During your Employment, you shall devote your full business efforts and time to the Company and shall not assist any person or entity in competing with the Company or in preparing to compete with the Company. During your Employment, without the prior written approval of the Company’s Board of Directors (the “Board”), you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, you may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without such advance written consent, provided that such activities do not individually or in the aggregate interfere with the performance of your duties under this Agreement. You shall comply with the Company’s policies and rules, as they may be in effect from time to time during your Employment.

(c)    No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment shall not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

2.    Cash Compensation, Employee Benefits, Equity.

(a)    Salary. The Company shall pay you as compensation for your services a base salary of $340,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as “Base Salary.” Your Base Salary may be reviewed on an annual basis by the Board or a Compensation Committee of the Board (the “Compensation Committee”) based upon available market data.

Martin Kunz

November 19, 2018

(b)    Incentive Bonus. You shall be eligible to be considered for an annual incentive bonus each fiscal year during the term of your Employment under this Agreement based upon the achievement of certain objective or subjective criteria established by the Board, the Compensation Committee, and/or the senior management of the Company (each, an “Incentive Bonus”). Your eligibility to earn an annual Incentive Bonus and the target amount of such bonus shall be governed by the terms and conditions as determined by the Board, the Compensation Committee and/or the senior management of the Company each calendar year. The target amount for any such annual Incentive Bonus will be 50% of your Base Salary. The determinations of the Board, the Compensation Committee, and/or the senior management of the Company with respect to such bonus shall be final and binding. Any Incentive Bonus for a fiscal year shall be paid no later than the date that is two and one half (2 1⁄2) months after the close of that fiscal year, but only if you have continued in employment with the Company until December 31 of that fiscal year.

(c)    Employee Benefits.    During your Employment, you shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

(d)    Equity. The Compensation Committee of the Board (the “Committee”) has approved, effective as of and subject to your commencement of employment with the Company, an equity award under the Company’s 2018 Equity Incentive Plan (the “Plan”) with a grant date value of $1,000,000 (the “Equity Award”). The Equity Award will be split 70% options to purchase shares of common stock of the Company (the “Option Award”) and 30% in the form of restricted stock Units (the “RSU Award”). The number of restricted stock units (“RSUs”) subject to the RSU Award shall be equal to (x) $1,000,000 divided by (y) the closing price for a share of the Company’s common stock on the Start Date multiplied by (z) thirty percent (30%). The number of shares subject to the Option Award will be (w) $1,000,000 divided by (x) the closing price for a share of the Company’s common stock on the Start Date multiplied by (y) seventy percent (70%) multiplied by (z) two (2). You will be expected to execute a Restricted Stock Unit Award Agreement for the RSU Award and a Stock Option Agreement for the Option Award (each, an “Award Agreement” and collectively, the “Award Agreements”), in the forms previously approved for use with the Plan by the Board, and agree to be subject to such terms and conditions as set forth in the Plan and the Award Agreements. The RSU Award will vest as follows: (x) 25% of the RSUs subject to the RSU Award on the one (1) year anniversary of the Start Date, and (y) 1/16 of the RSUs subject to the RSU Award quarterly thereafter on the same day of the month as the Start Date (or the last date of the month if such date does not exist), for a total vesting period of 48 months, subject to your Continuous Service Status (as defined in the Plan) through each vesting date. The Option Award will vest as follows: (x) 25% of the shares subject to the Option Award on the one (1) year anniversary of the Start Date, and (y) 1/48 of the shares subject to the Option Award monthly thereafter on the same day of the month as the Start Date (or the last date of the month if such date does not exist), for a total vesting period of 48 months, subject to your Continuous Service Status through each vesting date. The per share exercise price for the Option Award will be equal to the closing price for a share of the Company’s common stock on the Start Date.

3.    Termination.

(a)    Employment at Will. Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without notice or Cause, as defined in Section 4 below. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement signed by you and a duly authorized member of the Compensation Committee.

(b)    Rights Upon Termination. Subject to Section 4 below, upon the termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the Start Date of the termination.

Martin Kunz

November 19, 2018

4.    Severance Pay.

(a)    General Release. Any other provision of this Agreement notwithstanding, Subsections 4(b) and 4(c) shall not apply unless you (i) have returned all Company property in your possession, and (ii) have executed a general release of all claims (the “Release”) that you may have against the Company or persons affiliated with the Company in a form prescribed by the Company (collectively, the “Conditions”). The Release must be in the form that is reasonably acceptable to you and the Company. The Company shall deliver the Release to you within ten (10) days after your Separation (as defined below). You must satisfy the Conditions within sixty (60) calendar days following your Separation (the “Deadline”).

(b)    Severance Pay Not in Connection with Change in Control. If, other than during the period commencing on a Change in Control (as defined below) and ending on the twelve (12) month anniversary of such Change in Control, inclusive, you experience a Separation as a result of (i) your resignation from Employment for Good Reason (as defined below) or (ii) the Company’s termination of your Employment for any reason other than (A) Cause (as defined below), (B) death or (C) Disability (as defined below) (the Separation as a result of (i) or (ii) shall be known as an “Involuntary Termination”), then, in addition to the amounts payable in accordance with Section 3(b), the Company shall pay you severance pay equal to (i) your Base Salary for a six (6) month period (the “Severance Period”); plus (ii) a pro-rata Incentive Bonus in respect of the fiscal year including the date of the Involuntary Termination (based on actual performance for the year, but pro-rated based on the number of days you were employed with the Company during the year relative to 365 days), which will be payable to the you at the same time that the Company normally pays its bonuses to other employees; plus (iii) the health care premium for you and your dependents under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period equal in length to the Severance Period, commencing on the first date on which you and your dependents lose health care coverage under the Company’s health plans as a result of your Involuntary Termination, provided that you and your dependents are eligible for COBRA with respect to the Company’s health plans and timely elect COBRA. The payment of such monthly COBRA premiums will be taxable to the extent required to avoid adverse consequences to you or the Company under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010. Your Base Salary shall be paid at the rate in effect at the time of your Involuntary Termination (ignoring any reduction in Base Salary that resulted in a resignation for Good Reason) in accordance with the Company’s standard payroll procedures on the Company’s payroll dates for a period equal in length to the Severance Period, commencing on the Company’s first regular payroll date following the last day of the Deadline, and shall be subject to all applicable withholdings; provided that the first payment shall include all amounts that would have been paid had payment commenced on the first payroll date following your termination of Employment.

(c)    Severance Pay in Connection with Change in Control. If, during the period commencing on a Change In Control and ending on the twelve (12) month anniversary of such Change in Control, you experience an Involuntary Termination, inclusive, then, in lieu of the amounts payable in accordance with Section 3(b), the Company shall instead pay you severance pay equal to (i) your Base Salary for a twelve (12)-month period (the “CIC Severance Period”) plus (ii) an amount equal to one (1) of the average of your annual Incentive Bonus paid to you with respect to the two (2) years immediately preceding the year in which your Involuntary Termination occurs plus (iii) the health care premium for you and your dependents under COBRA for a period equal in length to the CIC Severance Period, commencing on the first date on which you and your dependents lose health care coverage under the Company’s health plans as a result of your Involuntary Termination, provided that you and your dependents are eligible for COBRA with respect to the Company’s health plans and timely elect COBRA plus (iv) vesting acceleration with respect to your shares of the Company’s Common Stock, options to purchase shares of the Company’s Common Stock and any other Company equity that have been granted to you by the Company (collectively, the “Company Equity”), such that you shall become vested in one hundred percent (100%) of the Company Equity that is unvested as of the date of your Involuntary Termination. The payment of such monthly COBRA premiums will be taxable to the extent required to avoid adverse consequences to you or the Company under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010. Your Base Salary shall be paid at the rate in effect at the time of the termination of your Employment (ignoring any reduction in Base Salary that resulted in a resignation for Good Reason). The severance pay

Martin Kunz

November 19, 2018

set forth in this Section 4(c), collectively the Base Salary in (i) and the bonus in (ii), shall be aggregated for a total cash severance amount, which shall be paid in substantially equal installments in accordance with the Company’s standard payroll procedures on the Company’s payroll dates for a period equal in length to the CIC Severance Period, commencing on the Company’s first regular payroll date following the last day of the Deadline, and shall be subject to all applicable withholdings; provided that the first payment shall include all amounts that would have been paid had payment commenced on the first payroll date following your termination of Employment. For the avoidance of doubt, upon an Involuntary Termination, you shall be eligible to receive the severance pay and benefits set forth in this Section 4(c) or Section 4(b) above, but not both.

(d)    This Section 4, including (without limitation) the severance pay and benefits set forth in Section 4(b) and Section 4(c), shall be in effect for three (3) years from the Start Date. Following such three (3)-year term, the Board or the Compensation Committee, each in its sole discretion, shall determine whether to offer to you severance pay and benefits according to terms and conditions to be determined at such time which shall be the same generally available to similarly situated employees of the Company.

(e)    Internal Revenue Code Section 409A. For purposes of Internal Revenue Code Section 409A, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment that is paid pursuant to this Agreement is hereby designated as a separate payment. The parties intend that all payments made or to be made under this Agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Notwithstanding anything stated herein to the contrary, the severance pay provided in connection with your Involuntary Termination under this Section 4 is intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) and to the extent it is exempt pursuant to such section it shall in any event be paid no later than the last day of your second taxable year following the taxable year in which your Involuntary Termination has occurred; provided that, to the extent that such severance and any other payments paid to you in connection with your Involuntary Termination does not qualify or otherwise exceeds the limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any similar limit promulgated by the Treasury or the IRS, the portion of the severance pay that does not qualify or otherwise exceeds such limit, as determined by the Company in its sole discretion, shall be paid by no later than the fifteenth (15th) day of the third (3rd) month following the end of your first tax year in which your Involuntary Termination occurs, or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company’s first tax year in which your Involuntary Termination occurs, as provided in Treasury Regulation Section 1.409A-1(b)(4).

To the extent that any COBRA payment premiums set forth in Section 4(b) or 4(c) above or any other reimbursements or in-kind benefits under this Agreement or otherwise are not exempt from Section 409A, then (i) the benefits provided during any calendar year may not affect the benefits to be provided in any other calendar year; (ii) any payment of COBRA premiums or such other reimbursements or in-kind benefits shall be made on or before the earlier of the last day of the calendar year following the calendar year in which such expense was incurred and the end of the second calendar year following the year of the Involuntary Termination; and (iii) the right to such benefits shall not be subject to liquidation or exchange for another benefit.

Notwithstanding the above, if any of the severance pay provided in connection with your Involuntary Termination does not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or Treasury Regulation Section 1.409A-1(b)(4) or any other applicable exemption and you are deemed by the Company at the time of your Involuntary Termination to be a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), each such severance payment shall not be made or commence until the date which is the first (1st) business day of the seventh (7th) month after your Involuntary Termination and the installments that otherwise would have been paid during the first six (6) months after your Involuntary Termination shall be paid in a lump sum on the first (1st) business day of the seventh (7th) month after your Involuntary Termination, with any remaining severance pay to be paid in accordance with the schedule set forth in Section 4(b) or 4(c) above, as

Martin Kunz

November 19, 2018

applicable. Such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) federal tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.

(f)    Definition of “Change in Control.” For all purposes under this Agreement, “Change in Control” shall mean: (i) the consummation of a merger or consolidation of the Company or any other corporate reorganization or business combination transaction of the Company with or into another corporation, entity or person; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; or (iii) any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (iv), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g)    Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean:

(i)    Any material breach by you of this Agreement, the Confidentiality Agreement (as defined below), the Equity Documentation or any other written agreement between you and the Company, which breach to the extent deemed curable by the Board is not cured within ten (10) business days after written notice thereof from the Company;

(ii)    Any material failure by you to comply with the Company’s written policies or rules, including (without limitation) the Company’s ethics or insider trading policies, as they may be in effect from time to time during your Employment, which breach to the extent deemed curable by the Board is not cured within ten (10) business days after written notice thereof from the Company;

(iii)    Your repeated failure to follow reasonable and lawful instructions from the Board, which failure is not cured within ten (10) business days after written notice thereof from the Company;

(iv)    Commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State by you if such felony is work-related, impairs your ability to perform services for the Company in accordance with this Agreement, or results in a loss to the Company or damage to the reputation of the Company;

(v)    Your misappropriation of funds or property of the Company;

(vi)    Gross neglect of your duties;

(vii)    Your act or omission that results directly or indirectly in material financial accounting improprieties for the Company;

(viii)    Your failure to cooperate with a government investigation; or

(ix)    Any gross or willful misconduct by you resulting in a loss to the Company or damage to the reputation of the Company.

Martin Kunz

November 19, 2018

(h)    Definition of “Good Reason.” For all purposes under this Agreement, “Good Reason” shall mean that you resign within ninety (90) days after one of the following conditions has come into existence without your written consent:

(i)    A material diminution in your authority, duties or responsibilities;

(ii)    A material reduction of your annual Base Salary; provided, however, that prior to a Change in Control, it shall not be Good Reason if there is a corresponding reduction in the base salaries of all other executive officers of the Company; or

(iii)    A material change in the geographic location at which you must perform services (a change in location of your office will be considered material only if it increases your current one-way commute by more than fifty (50) miles).

A condition shall not be considered “Good Reason” unless you give the Company written notice of the condition within thirty (30) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) days after receiving your written notice.

(i)    Definition of “Disability.” For all purposes under this Agreement, “Disability” shall mean that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least one hundred twenty (120) consecutive days because of a physical or mental impairment.

(j)    Definition of “Separation.” For all purposes under this Agreement, “Separation” shall mean an “involuntary separation from service,” as defined in the regulations under Section 409A.

5.    Confidentiality Agreement. The Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), which you previously executed, remains in full force and effect.

6.    Code Section 280G. In the event that it is determined that any payment or distribution of any type to or for your benefit made by the Company, any of its affiliates, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G, as amended, and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions shall be payable either in (i) full or (ii) as to such lesser amount which would result in no portion of such payments or distributions being subject to the Excise Tax, whichever method provides you with the greater payments or distributions on an after-tax basis.

All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code) that are required to be made under this Section 6, shall be made by the independent professionals retained by the Company (the “Auditors”), who shall provide their determination (the “Determination”), together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to you within twenty (20) business days of your termination date, if applicable, or such earlier time as is requested by the Company or you. Any determination by the Auditors shall be binding upon the Company and you, absent manifest error. The Company shall pay the fees and costs of the Auditors.

Any reduction in payments and/or benefits required by this Section 6 shall be determined by the Company.

Martin Kunz

November 19, 2018

7.    Miscellaneous Provisions.

(a)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, or Federal Express, with delivery charges prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)    Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized member of the Compensation Committee. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement, the Confidentiality Agreement and the Equity Documentation contain the entire understanding of the parties with respect to the subject matter hereof and supersede and replace your previous offer letter or employment agreement with the Company and any amendments thereto.

(d)    Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e)    Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f)    Assignment; Successors. The rights and obligations under this Agreement shall be binding upon and inure to the benefits of any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (a “Successor Entity”). For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement. The Company may assign its rights under this Agreement to any Successor Entity without your consent. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(g)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Martin Kunz

November 19, 2018

We are all delighted to be able to continue your employment on the terms and conditions set forth in this Agreement. To indicate your acceptance of the Company’s offer and continue your employment with the Company, please sign and date this Agreement in the space provided below and return it to me.

Very truly yours, TWIST BIOSCIENCE CORPORATION

By:	/s/ Emily Leproust
(Signature)

Name:	Emily Leproust

Title:	CEO

ACCEPTED AND AGREED:

/s/ Martin Kunz
Martin Kunz

11/21/2018
Date